NEWS RELEASE FOR IMMEDIATE RELEASE	EXHIBIT 99.1
Home City Financial Corporation Reports First Quarter Net Income
Springfield, Ohio, April 27, 2006 — Home City Financial Corporation (“HCFC”) (NASDAQ Capital Market: HCFC) reported net income of $197,000, or $.24 basic earnings per share, for the first quarter ended March 31, 2006, compared to $193,000, or $.24 basic earnings per share, for the quarter ended March 31, 2005. Diluted earnings per share for the quarters were $.24 and $.23, respectively. Net interest income decreased by $31,000 for the quarter, reflecting the impact of rising interest rates as two more 25 basis point increases by the Federal Reserve took place during the first quarter this year. The provision for loan losses decreased by $42,000 as the result of management’s analysis of economic factors in our local demographic area as well as nationally and in conjunction with related historic trends. Noninterest income increased by $20,000 with normal levels of service charges and bank-owned life insurance growth compared to last year’s figure which was impacted by losses on sales of real estate owned. Noninterest expense increased by $35,000 reflecting mainly staffing decisions and the higher cost of professional services associated with our “going private” process. The decrease of $8,000 in the federal income tax resulted from decreased net income and the composition of taxable and non-taxable income for the quarter.
Assets totaled $150.6 million at March 31, 2006, an increase of $1.0 million, or 0.7%, from $149.6 million at December 31, 2005. Net loans receivable totaled $128.1 million at March 31, 2006, an increase of $694,000, or 0.5%, from $127.4 million at December 31, 2005. Available-for-sale securities totaled $5.2 million at March 31, 2006, a decrease of $98,000, or 1.9%, from $5.3 million at December 31, 2005. Deposits totaled $99.5 million at March 31, 2006, compared to $98.5 million at December 31, 2005, an increase of $1.0 million, or 1.0%. Our tiered prime statement savings accounts have continued to shift to our short range certificates of deposit. Shareholders’ equity increased $190,000, or 1.4%, from $13.4 million at December 31, 2005, to $13.6 million at March 31, 2006. Improved core and risk-based capital positions continue to result in HCFC’s designation as well capitalized under OTS regulations.
HCFC paid a dividend of $.11 per share on March 15, 2006, to holders of record at March 8, 2006, with a current annualized dividend yield of 2.93%. The market price of HCFC’s stock stood at $15.00 per share at March 31, 2006. Information on transactions in HCFC’s shares is quoted on the NASDAQ Capital Market under the symbol “HCFC”.
HCFC’s Annual Meeting of Shareholders will be scheduled upon completion of the Securities and Exchange Commission’s review of our preliminary proxy materials.
Contact:	J. William Stapleton, President, CEO and COO (937) 390-0470

Home City Financial Corporation

Selected Consolidated Financial Condition Data:	Mar. 31,	Dec. 31,	Incr.	%
($ in thousands)	2006	2005	(Decr.)	Change
	(Unaudited)

Total assets	$150,577	$149,553	$1,024	0.7%
Loans, net	128,103	127,409	694	0.5
Allowance for loan losses	1,388	1,377	11	0.8
Available-for-sale securities	5,163	5,261	(98)	(1.9)
Federal Home Loan Bank stock	2,515	2,480	35	1.4
Deposits	99,472	98,455	1,017	1.0
Federal Home Loan Bank advances	36,272	36,337	(65)	(0.2)
Shareholders’ Equity	13,596	13,406	190	1.4

Selected Consolidated Operations Data:	Mar. 31,
($ in thousands except per share amounts)	2006	2005
	(Unaudited)
Total interest income	$2,284	$2,227
Total interest expense	1,157	1,069

Net interest income	1,127	1,158
Provision for loan losses	38	80

Net interest income after provision for loan losses	1,089	1,078
Total noninterest income	56	36
Total noninterest expense	864	829

Income before federal income tax	281	285
Federal income tax expense	84	92

Net income	$197	$193

Earnings per share
Basic	$0.24	$0.24
Diluted	$0.24	$0.23